Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES APPOINTS KIM B. CLARKE TO BOARD OF DIRECTORS

Company Reiterates Optimism for Refined Coal Segment

Highlands Ranch, CO- February 11, 2013- ADA-ES, Inc. (NASDAQ: ADES) (“ADA” or the “Company”) is pleased to announce the appointment of Kim B. Clarke to the Company’s Board of Directors. Ms. Clarke, an independent director, will be a member of the Compensation, and Nominating and Governance Committees of the Board. Ms. Clarke’s term will run until ADA’s next annual meeting of shareholders at which directors are elected. Ms. Clarke and Alan Bradley Gabbard, who was appointed to the Board in November 2012, will be members of a slate of nine directors that the Board plans to propose at the next annual meeting of shareholders. In connection with proposing this slate of nine directors, the Board plans to reduce the size of the board from 11 directors to nine to reflect the retirement of two current directors effective as of such meeting.

Ms. Clarke has over 35 years of experience in human resources, safety and information technology, and has significant experience in energy and a number of service industries. Ms. Clarke has served as Senior Vice President and Chief Administrative Officer of Key Energy Services, Inc. (NYSE: KEG) since 2008 and served as Vice President and Chief People Officer from 2004 through 2007. Prior to Key Energy Services, Inc., she served as the Vice President of Human Resources for GC Services LP and Vice President Human Resources for Browning-Ferris Industries. Ms. Clarke received a Bachelor of Science degree in human resources from the University of Houston in 1982 and completed the Director Development Program at the Kellogg School of Management at Northwestern University. She currently serves as Chairperson of the University of Houston College of Technology Dean’s Board of Advisors.

Refined Coal

The Company is currently operating eight Refined Coal (RC) facilities, four of which are leased to two different RC investors. ADA continues to expect to complete a contract for a fifth RC facility with a new RC investor later this month, which will follow the completion of a debt restructuring associated with the sale of the power plant where this RC facility is operating.

Commenting on the outlook for the RC business, Dr. Michael D. Durham, President and CEO, said “We look forward to closing this transaction with the new RC investor and expect to work with them and other RC investors on future projects. In addition, we are encouraged by indications that the IRS is planning to release clarifications regarding potential recommended structures for tax-financing partnerships. We also understand that the IRS will resume the process for releasing Private Letter Rulings for RC, which was halted in August 2012. We expect that this clarity will help accelerate the closing of contracts for a number of RC facilities throughout this year and into 2014.”

The Company expects to provide further updates on its RC business later this month, with additional details to be released when the Company reports its 2012 results in early March.

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and our patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected future RC contracts, the timing and impact of expected future IRS guidance on Section 45 tax credits and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; failure to lease or sell the remaining RC facilities on a timely basis; failure of the new RC investor to close on its debt restructuring; inability to commercialize the new M-45-PC technology on favorable terms; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com

www.adaes.com